UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: February 5, 2016
(Date of earliest event reported)

IDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
1925 W. Field Court
Lake Forest, Illinois 60045
(Address of principal executive offices, including zip code)
(847) 498-7070
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On February 4, 2016, IDEX Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Premier Farnell Corp., a Delaware Corporation (“PF Corp”), Celdis Limited, a private limited company incorporated under the laws of England and Wales (“Celdis”), and Premier Farnell plc, a public limited company incorporated under the laws of England and Wales and the ultimate parent of Celdis and PF Corp (“Premier Farnell” and, together with PF Corp and Celdis, the “Sellers”), and Akron Brass Holding Corp., a Delaware corporation (“Akron Brass”), pursuant to which the Sellers have agreed to sell to the Company all of the capital stock of Akron Brass (the “Transaction”). Akron Brass is a leading global manufacturer and distributor of mission-critical safety equipment and emergency response products.

Subject to the terms and conditions of the Agreement, the Company has agreed to acquire Akron Brass for the base purchase price of $224.2 million, which is subject to a post-closing working capital adjustment. The Agreement contains customary representations, warranties, covenants and obligations for transactions of this type. Pursuant to the Agreement, the Company and the Sellers have agreed to indemnify each other for any breaches of representations and warranties, breaches of covenants and certain other matters, subject to varying survival periods and applicable negotiated caps, baskets, claims procedures and other limitations. The Company has purchased insurance with respect to the representations and warranties of the Sellers, subject to the terms of the policy and certain exclusions, which provides the Company with additional coverage beyond the Sellers’ indemnification in the event of a breach of the Sellers’ representations and warranties. During the period between signing of the Agreement and closing of the Transaction, Akron Brass has agreed to (and has agreed to cause its subsidiary to) conduct their business in the ordinary course consistent with past practice.

The Transaction is subject to customary conditions that are to be met or waived at or prior to the Closing, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the Transaction by the shareholders of Premier Farnell. The Agreement provides that Premier Farnell or the Company may terminate the Agreement prior to the Closing in certain circumstances pursuant to customary termination rights. Upon certain events of termination, including failure of the shareholders of Premier Farnell to approve the Transaction or the sale of Akron Brass to an entity other than the Company, Premier Farnell would be required to pay a $2,242,000 termination fee to the Company.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which the Company intends to file with the Securities and Exchange Commission at a later date in accordance with applicable rules and regulations.

Item 8.01 - Other Events.

On February 5, 2016, the Company issued a press release announcing the entry into the Agreement. A copy of the press release relating to the Transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Statements

This Current Report, including the Exhibits hereto and the information incorporated by reference herein, may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, capital expenditures, acquisitions, cost reductions, cash flow, revenues, earnings, market conditions, global economies and operating improvements, and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this Current Report. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and the Company’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) and the other risks discussed in the company’s filings with the SEC. The forward-looking statements included in this Current Report and the Exhibits hereto are only made as of the date of this Current Report, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented herein.

Item 9.01 - Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release, dated February 5, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION

Date: February 10, 2016	By:	/s/ HEATH A. MITTS
Heath A. Mitts
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO	DESCRIPTION

99.1	Press release, dated February 5, 2016